News Release I For Immediate Release
FactSet Reports Solid Results for Second Quarter 2021
Revenue increases 6% and EPS rises 9%

NORWALK, Conn., March 30, 2021 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its second quarter ended February 28, 2021.

Second Quarter Fiscal 2021 Highlights

•Revenue increased 6.0%, or $22.0 million, to $391.8 million compared with $369.8 million for the same period in fiscal 2020. The increase is primarily due to higher sales of analytics and content and technology solutions (CTS). Organic revenues grew 4.9% to $389.2 million during the second quarter of fiscal 2021 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $1.6 billion at February 28, 2021, compared with $1.5 billion at February 29, 2020. The organic ASV plus professional services growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency movements, was 5.5%. The primary contributors to this growth were higher sales of research and CTS solutions offset by lower sales of analytics solutions. Please see the “ASV + Professional Services” section of this press release for details.
•Operating margin increased to 29.6% compared with 28.7% for the same period last year. Adjusted operating margin improved to 32.6% compared with 31.8% in the prior year period primarily as a result of reduced employee-related operating expenses due to the coronavirus pandemic.
•Diluted earnings per share (EPS) increased 8.7% to $2.50 compared with $2.30 for the same period in fiscal 2020. Adjusted diluted EPS rose 6.7% to $2.72 compared with $2.55 in the prior year period primarily driven by an improvement in operating results partially offset by a higher tax rate.
•The Company’s effective tax rate for the second quarter increased to 15.7% compared with 14.0% a year ago, primarily due to lower windfall tax benefits from stock-based compensation compared with the three months ended February 29, 2020.
•The Board of Directors of FactSet approved an increase of $206 million to the Company's existing share repurchase program on March 23, 2021, bringing the total amount available for repurchase under this program to $350 million.
•FactSet has increased the lower end of its organic ASV plus professional services outlook to $70 million from $55 million. FactSet reaffirms other metrics of its annual outlook for fiscal 2021. Please see the “Annual Business Outlook” section of this press release for details.

“I am proud of how we executed this quarter, resulting in a solid first half of our fiscal 2021,” said Phil Snow, CEO, FactSet. “In our second quarter we saw a number of key wins validating our strategy for long term growth. Our focus on digital transformation, content expansion, and being an open platform continues to resonate with our clients as they navigate a rapidly evolving landscape.”

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Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	February 28,	February 29,
(In thousands, except per share data)	2021	2020	Change
GAAP revenues	$391,788	$369,780	6.0%
Organic revenues	$389,167	$370,968	4.9%
Operating income	$116,133	$106,257	9.3%
Adjusted operating income	$127,843	$117,922	8.4%
Operating margin	29.6%	28.7%
Adjusted operating margin	32.6%	31.8%
Net income	$96,643	$88,686	9.0%
Adjusted net income	$105,080	$98,348	6.8%
Diluted EPS	$2.50	$2.30	8.7%
Adjusted diluted EPS	$2.72	$2.55	6.7%
* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.

“Our sustained cost discipline, productivity and continued execution of our investment plan have resulted in solid operating results and allow us to raise the lower end of our full-year organic ASV range to $70 million from $55 million,” said Helen Shan, CFO, FactSet. “We enter our fiscal second half with good momentum and remain focused on delivering significant value to our clients and shareholders.”
Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $1,598 million at February 28, 2021. Organic ASV plus professional services was $1,593 million at February 28, 2021, up $83.5 million from the prior year at a growth rate of 5.5%. Organic ASV, which excludes the effects of acquisitions, dispositions, and foreign currency movements, plus professional services, increased $35.0 million over the last three months.
Buy-side and sell-side ASV growth rates for the second quarter of fiscal 2021 were 5.5% and 6.3%, respectively. Buy-side clients accounted for approximately 84% of organic ASV while the remainder was derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services, and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

Segment Revenue and ASV

ASV from the Americas region was $985.2 million compared with the prior year period of $925.6 million. Organic ASV increased 5.9% to $980.3 million. Americas revenues for the quarter increased to $248.0 million compared with $232.7 million in the second quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas region organic revenue growth rate was 5.8%.

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ASV from the EMEA region was $427.6 million compared with the prior year period of $407.9 million. Organic ASV increased 3.7% to $426.8 million. EMEA revenues were $105.5 million compared with $102.1 million from the second quarter of fiscal 2020. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region organic revenue growth rate was 1.5%.
ASV from the Asia Pacific region was $159.8 million compared with the prior year period of $146.1 million. Organic ASV increased 9.1% to $160.4 million. Asia Pacific revenues were $38.3 million compared with $34.9 million from the second quarter of fiscal 2020. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific region organic revenue growth rate was 8.7%.
Segment ASV does not include professional services, which totaled $25.0 million at February 28, 2021.

Operational Highlights – Second Quarter Fiscal 2021

◦Client count as of February 28, 2021 was 6,103, a net increase of 164 clients in the past three months, primarily driven by an increase in wealth management and corporate clients. The count includes clients with ASV of $10,000 and above.
◦User count increased by 6,659 to 153,355 in the past three months, primarily driven by an increase in wealth advisory users. The Company has changed the methodology for its user count. FactSet now includes users across all its products including workstations, StreetAccount and other workflow solutions. Revised historical user counts have been provided on the last page of this press release.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention improved to 90%, year over year.
◦Employee count was 10,660 as of February 28, 2021, up 7.8% over the last twelve months. Excluding the Truvalue Labs acquisition, headcount grew by 7.4%, primarily driven by increased hiring in the Company's content and product development organizations.
◦Net cash provided by operating activities increased to $140.7 million compared with $99.7 million for the second quarter of 2020. Quarterly free cash flow increased to $130.2 million compared with $74.6 million a year ago, an increase of 74.7%, primarily due to improved working capital from timing of tax payments and lower capital expenditures.
◦Capital expenditures decreased to $10.4 million, compared with $25.1 million a year ago, primarily due to reduced capital outlay for construction costs.
◦A regular quarterly dividend of $29.1 million, or $0.77 per share, was paid on March 18, 2021, to holders of record of FactSet’s common stock at the close of business on February 26, 2021.
◦FactSet was selected by the Royal Bank of Canada (RBC) as their primary market data and technology provider for their entire wealth management organization. The Company will deploy its web-based wealth workstation and a suite of leading content sets to over 8,000 RBC wealth management professionals.
◦The Company continued to make inroads in the environmental, social and governance (ESG) market through enhanced offerings. FactSet launched the Truvalue Labs® SDG Monitor, designed to enable investors and other interested parties to view the alignment of corporations around the globe to the UN Sustainable Development Goals (SDGs) in real time. Additionally, FactSet announced a joint offering with Ping An Insurance (Group) Company of China for investors considering ESG metrics for companies incorporated in China.
◦FactSet expanded its open and connected data solutions by integrating its exclusive FactSet Concordance Service into Snowflake's cloud, allowing clients to connect FactSet, third party, and proprietary data. Additionally, the Company developed an application for financial news and data for Microsoft Teams, the business communications and collaboration platform developed by Microsoft.

News Release I For Immediate Release
◦To further its diversity, equity and inclusion (DE&I) initiatives, FactSet hired Vinay Kapoor as the Company's Global Chief DE&I officer.
◦For the sixth consecutive year, FactSet scored 100% on the Human Rights Campaign’s Corporate Equality Index for LGBTQ-inclusive workplace policies and practices.

Share Repurchase Program

FactSet repurchased 221,959 shares of its common stock for $71.5 million at an average price of $322.11 during the second quarter under the Company’s existing share repurchase program. Additionally, on March 23, 2021, the Board of Directors of FactSet approved an increase of $206 million to the existing share repurchase program. Including this increase, as of March 30, 2020, $350 million is available for share repurchases.
Annual Business Outlook
FactSet provided its outlook for fiscal 2021 on September 24, 2020 and has updated this outlook today. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially, particularly with the ongoing uncertainty surrounding the duration, magnitude, and impact of the novel coronavirus pandemic. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2021 Expectations
•Organic ASV plus professional services is now expected to increase in the range of $70 million and $85 million over fiscal 2020.
•GAAP revenue is expected to be in the range of $1,570 million and $1,585 million.
•GAAP operating margin is expected to be in the range of 29.5% and 30.5%.
•Adjusted operating margin is expected to be in the range of 32.0% and 33.0%.
•FactSet's annual effective tax rate is expected to be in the range of 15.0% and 16.5%.
•GAAP diluted EPS is expected to be in the range of $10.05 and $10.45. Adjusted diluted EPS is expected to be in the range of $10.75 and $11.15.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2021. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.

News Release I For Immediate Release
Conference Call
The Company will host a conference call today, March 30, 2021, at 11:00 a.m. Eastern Time to discuss its second quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:	833.726.6487
International Participants:	830.213.7677
Passcode:	3491610

An archived webcast with the accompanying slides will be available at FactSet Investor Relations for one year after the conclusion of the live event. The earnings call transcript will also be available via the FactSet workstation or web. An audio replay of this conference will also be available until April 6, 2021 via the following telephone numbers: 855.859.2056 in the U.S. and 404.537.3406 internationally using passcode 3491610.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude intangible asset amortization, deferred revenue and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted for capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment

News Release I For Immediate Release
community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 153,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
Media & Investor Relations Contact:
Rima Hyder
+1.857.265.7523
rima.hyder@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
(In thousands, except per share data)	2021	2020	2021	2020
Revenues	$391,788	$369,780	$779,993	$736,438
Operating expenses
Cost of services	195,523	176,218	383,611	341,175
Selling, general and administrative	80,132	87,305	159,219	175,820
Total operating expenses	275,655	263,523	542,830	516,995

Operating income	116,133	106,257	237,163	219,443

Other income (expense)
Interest expense, net	(1,814)	(2,661)	(2,843)	(5,792)
Other income (expense), net	347	(487)	578	(1,801)
Income before income taxes	114,666	103,109	234,898	211,850

Provision for income taxes	18,023	14,423	37,049	29,207
Net income	$96,643	$88,686	$197,849	$182,643

Diluted earnings per common share	$2.50	$2.30	$5.12	$4.73
Diluted weighted average common shares	38,620	38,576	38,658	38,582

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	February 28, 2021	August 31, 2020
ASSETS
Cash and cash equivalents	$602,684	$585,605
Investments	17,768	19,572
Accounts receivable, net of reserves of $5,903 at February 28, 2021 and $7,987 at August 31, 2020	171,574	155,011
Prepaid taxes	22,425	38,067
Prepaid expenses and other current assets	53,262	43,675
Total current assets	867,713	841,930

Property, equipment and leasehold improvements, net	132,871	133,102
Goodwill	746,041	709,703
Intangible assets, net	130,897	121,095
Lease right-of-use assets, net	256,028	248,929
Other assets	29,957	28,629
TOTAL ASSETS	$2,163,507	$2,083,388

LIABILITIES
Accounts payable and accrued expenses	$80,606	$82,094
Current lease liabilities	31,983	29,056
Accrued compensation	61,650	81,873
Deferred revenue	67,923	53,987
Dividends payable	29,141	29,283
Total current liabilities	271,303	276,293

Long-term debt	574,399	574,354
Deferred taxes	15,141	19,713
Deferred revenue, non-current	9,428	9,319
Taxes payable	29,789	27,739
Long-term lease liabilities	277,410	272,269
Other non-current liabilities	5,569	7,326
TOTAL LIABILITIES	$1,183,039	$1,187,013

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$980,468	$896,375

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,163,507	$2,083,388

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Six Months Ended
	February 28,	February 29,
(In thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$197,849	$182,643
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	30,962	28,296
Amortization of lease right-of-use assets	21,517	20,510
Stock-based compensation expense	22,327	18,028
Deferred income taxes	(2,802)	(3,091)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(15,421)	(21,835)
Accounts payable and accrued expenses	(724)	10,356
Accrued compensation	(20,879)	(23,518)
Deferred fees	12,445	10,775
Taxes payable, net of prepaid taxes	16,688	(12,182)
Lease liabilities, net	(20,549)	(13,924)
Other, net	(11,477)	(598)
Net cash provided by operating activities	229,936	195,460

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and internal-use software	(28,758)	(51,899)
Acquisition of business, net of cash and cash equivalents acquired	(41,916)	—
Purchases of investments	(1,250)	(2,236)
Proceeds from maturity or sale of investments	2,176	4,199
Net cash used in investing activities	(69,748)	(49,936)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	(114,640)	(158,595)
Dividend payments	(58,186)	(54,363)
Proceeds from employee stock plans	28,526	50,487
Other financing activities	(2,359)	(1,586)
Net cash used by financing activities	(146,659)	(164,057)

Effect of exchange rate changes on cash and cash equivalents	3,550	2,222
Net increase (decrease) in cash and cash equivalents	17,079	(16,311)
Cash and cash equivalents at beginning of period	585,605	359,799
Cash and cash equivalents at end of period	$602,684	$343,488

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenue to adjusted revenue and organic revenue.

(Unaudited)	Three Months Ended
	February 28,	February 29,
(In thousands)	2021	2020	Change
GAAP revenues	$391,788	$369,780	6.0%
Deferred revenue fair value adjustment (a)	181	1,188
Adjusted revenues	391,969	370,968	5.7%
Acquired revenues (b)	(1,175)	—
Currency impact (c)	(1,627)	—
Organic revenues	$389,167	$370,968	4.9%
(a)The adjustment relates to deferred revenue fair value adjustments from purchase accounting.
(b)Acquired revenues from acquisitions completed within the last 12 months.
(c)The impact from foreign currency movements over the past 12 months.

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Operating Income, Margin, Net Income and Diluted EPS
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS.

(Unaudited)	Three Months Ended
	February 28,	February 29,
(In thousands, except per share data)	2021	2020	Change
Operating income	$116,133	$106,257	9.3%
Deferred revenue fair value adjustment	181	1,188
Intangible asset amortization	5,914	5,143
Transformation costs (a)	4,654	4,684
Restructuring / severance	961	(418)
Real estate charges	—	1,068
Adjusted operating income	$127,843	$117,922	8.4%
Operating margin	29.6%	28.7%
Adjusted operating margin (b)	32.6%	31.8%

Net income	$96,643	$88,686	9.0%
Deferred revenue fair value adjustment	148	966
Intangible asset amortization	4,843	4,183
Transformation costs (a)	3,813	4,138
Restructuring / severance	787	(369)
Real estate charges	—	943
Non-core investment income	—	(199)
Income tax items (c)	(1,154)	—
Adjusted net income (d)	$105,080	$98,348	6.8%

Diluted earnings per common share	$2.50	$2.30	8.7%
Deferred revenue fair value adjustment	0.00	0.03
Intangible asset amortization	0.13	0.11
Transformation costs (a)	0.10	0.10
Restructuring / severance	0.02	(0.01)
Real estate charges	—	0.02
Non-core investment income	—	0.00
Income tax items (c)	(0.03)	—
Adjusted diluted earnings per common share (d)	$2.72	$2.55	6.7%
Weighted average common shares (Diluted)	38,620	38,576
(a)Costs primarily related to professional fees and software development associated with the ongoing multi-year investment plan.
(b)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenue as shown in the organic revenue table above.
(c)Income tax items for the three months ended February 28, 2021 reflects a one-time foreign deferred tax benefit.
(d)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other items were taxed at the annual effective tax rates of 16.9% for fiscal 2021 and 14.1% for fiscal 2020.

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Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2021 Guidance
(In millions, except per share data)	Low end of range	High end of range
GAAP Revenue	$1,585	$1,570
GAAP Operating Income	$468	$479
GAAP Operating margin	29.5%	30.5%

Intangible asset amortization (a)	25	25
Transformation costs (b)	14	14

Adjusted Operating Income	$507	$518
Adjusted operating margin	32.0%	33.0%

GAAP Net income	$386	$402
Intangible asset amortization (a)	21	21
Transformation costs (b)	12	12
Discrete tax items	(5)	(5)
Adjusted net income	$415	$430

GAAP Diluted earnings per common share	$10.05	$10.45
Intangible asset amortization	0.55	0.55
Transformation costs	0.30	0.30
Discrete tax items	(0.15)	(0.15)
Adjusted diluted earnings per common share	$10.75	$11.15

(a)The income tax effect related to intangible asset amortization is $4.0 million for the period presented above.
(b)Costs primarily related to professional fees and software development associated with the ongoing multi-year investment plan. The income tax effect related to this item is $2.0 million for the period presented above.

Free Cash Flow

(Unaudited)	Three Months Ended
	February 28,	February 29,
(In thousands)	2021	2020	Change
Net cash provided by operating activities	$140,659	$99,669
Capital expenditures	(10,425)	(25,119)
Free cash flow	$130,234	$74,550	74.7%

News Release I For Immediate Release

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q2'21	Q1'21	Q4'20	Q3'20	Q2'20	Q1'20	Q4'19	Q3'19
% of ASV from buy-side clients	84.0%	84.0%	83.8%	84.1%	84.1%	83.9%	83.7%	84.2%
% of ASV from sell-side clients	16.0%	16.0%	16.2%	15.9%	15.9%	16.1%	16.3%	15.8%

ASV Growth rate from buy-side clients	5.5%	5.1%	5.4%	4.8%	4.5%	4.0%	4.8%	5.2%
ASV Growth rate from sell-side clients	6.3%	4.4%	4.6%	5.6%	2.9%	4.0%	6.3%	6.8%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q2'21
As reported ASV plus Professional Services (a)	$1,597.6
Currency impact (b)	(0.1)
Acquisition ASV (c)	(4.9)
Organic ASV plus Professional Services total	$1,592.6
Total Organic ASV plus Professional Services growth rate	5.5%

(a)Includes $25.0 million in professional services fees as of February 28, 2021.
(b)The impact from foreign currency movements was excluded above to calculate total organic ASV.
(c)Acquired ASV from acquisitions completed within the last 12 months.

Revised Historical User Count

	Q1'21	Q4'20	Q3'20	Q2'20	Q1'20	Q4'19	Q3'19	Q2'19
User count - Original	138,238	133,051	131,095	128,896	126,785	126,822	122,951	122,063
User count - Revised	146,696	141,136	139,121	137,290	135,097	134,534	130,463	128,378
Variance	8,458	8,085	8,026	8,394	8,312	7,712	7,512	6,315